Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into as of the 12th day of April, 2017 (“Effective Date”), by and between Jerome Gold (“Employee”) and Loton, Corp., a Nevada corporation (“Company”).

In consideration of the mutual promises and agreements contained herein, the parties hereto hereby agree as stated below.

Section 1.          Employment Services/Reporting/Duties. The Company has offered employment to Employee as Executive Vice President and Chief Financial Officer of Company, and Employee hereby accept such employment, subject to the terms and conditions of this Agreement. Employee shall report to the Executive Chairman of the Company (Rob Ellin). During the Term of this Agreement, Employee shall perform all duties reasonably required of Employee in furtherance of Employee’s position as it relates to the Company’s business and the business of all of the Company’s affiliates and subsidiaries, including LiveXLive. All duties assigned to Employee hereunder shall be consistent with the scope and dignity of his position. It is currently contemplated that such duties shall include, without limitation, (a) actively participate in all financial matters relating to the Company, as well as actively participating in all M&A and financing transactions (including private and public offerings), (b) advising and actively participating in uplifting the Company to a national exchange, and (c) advising the Executive Chairman of the Company and actively participating in (i) any and all Company financial matters, (ii) preparation of Company registration statements and other filings with the Securities and Exchange Commission (including all matters relating to the preparation of the S-1), (iii) all matters related to the Company’s status in the capital markets, and (vi) all other financial matters that the Company may request, including those services that are customarily performed by a person holding the title of Chief Financial Officer. Employee shall attend and participate in meetings with Company management, bankers, underwriters, attorneys and prospective investors under the direction of the Executive Chairman. Employee shall actively participate in the preparation and review of general financial strategy and related materials. Employee shall diligently and faithfully devote his entire working time, energy and skill to the promotion and furtherance of Company’s business interests and to the performance of Employee’s duties under this Agreement. The services to be rendered by Employee hereunder for Company shall include Company’s subsidiaries and affiliates, including LiveXLive.

Section 2.          Term and Termination.

2.1       The Term of this Agreement shall be for a period of two (2) years, commencing on the date hereof and ending two (2) years thereafter (the “Term”). Employee’s principal place of employment shall be at the offices of Company in Los Angeles, California

2.2       If this Agreement shall be terminated for Cause by the Company, Employee shall forfeit all Stock Grants issuable pursuant to the terms of this Agreement. Sections 5, 6, 7, 8, 9 and 10 hereof shall survive the termination of this Agreement. For purposes of this Agreement, “Cause” shall be defined as (a) Employee’s conviction of, or guilty or nolo contendere plea by, Employee to (x) any felony or (y) any crime involving dishonesty or misappropriation or which could reflect negatively upon the Company or otherwise impair or impede the Company’s and/or any of its subsidiaries’ business or operations; (b) Employee’s material violation of any of his representations or warranties contained herein; (c) Employee’s engaging in any embezzlement, fraud, misappropriation of funds, misconduct, gross negligence, act of dishonesty (including, without limitation, theft), violence, threat of violence or any activity that could result in any material violation of federal securities laws, in each case, that is injurious or likely to be injurious to the Company and/or any of its subsidiaries; (d) any act or omission that constitutes a material breach or violation by Employee of any of his obligations, agreements or covenants under this Agreement; (e) the willful and continued failure or refusal of Employee to satisfactorily perform the services reasonably required of him as an Employee of the Company, which failure or refusal continues for more than ten (10) days after notice given to Employee, such notice to set forth in reasonable detail the nature of such failure or refusal; (f) Employee’s material breach of a written standard, policy or procedure of the Company or the laws, rules or regulations of any governmental or regulatory body or agency applicable to the Company; or (g) any other willful misconduct by Employee which is materially injurious to the financial condition or business reputation of the Company and/or any of its subsidiaries. In all other instances of termination, Employee’s rights to the “Stock Grant” shall be governed by the terms of the “Notice of Grant and Restricted Stock Agreement” (as such terms are hereafter defined).

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2.3       If this agreement is terminated by the Company without Cause or by the Employee for Good Reason, the Employee will be entitled to any unpaid compensation to date, the balance of the salary due for remainder of the Term, payable in accordance with Company’s normal payroll practices, and the vesting on all Stock Grants will accelerate and shall all be fully vested, however notwithstanding the accelerated vesting of such shares, the restrictions imposed on such shares under Section 3.2 hereof shall remain in full force and effect. “Good Reason” shall be defined as (a) a material reduction in Employees titles, duties, authority and responsibilities, or (b) the assignment to Employee of any duties materially inconsistent with Executives positon, authority, duties or responsibilities, without written consent of Employee, (c) Company’s reduction of Employees salary or (d) a material breach of this Agreement by the Company, provided, however, Employee shall give detailed written notice to Company of the facts and circumstances supporting the Good Reason termination, and Company shall have a period of thirty (30) days within which to cure the default or breach that gives rise to Employee’s right of termination under this Section 2.3.

Section 3.          Compensation and Expenses. In consideration of the duties to be performed by Employee under this Agreement, Employee shall receive the following:

3.1       Salary. An annual salary of $120,000 per year, payable in equal monthly installments of $10,000 per month, payable in accordance with Paragraph 3.5 hereon.

3.2       Stock Grant. A grant of Three Hundred Thousand (300,000) shares of Company’s restricted common stock (“Stock Grant”). The shares shall vest in 24 equal tranches of 12,500 shares at the end of each month following the Effective Date. The Grantee agrees that he will not transfer, assign, hypothecate, or in any way dispose of any of the Shares, or any right or interest therein, whether voluntarily or by operation of law, or by gift or otherwise, until the end of the latter of the One (1) year anniversary of the date on which Company’s underwritten public offering of its common stock closes or September 30, 2018. Any purported transfer in violation of any provision of this Agreement shall be void and ineffectual, and shall not operate to transfer any interest or title to the purported transferee.

3.3       The Stock Grant will be evidenced by and be subject to the terms and conditions of a separate Notice of Grant and Restricted Stock Agreement.

3.4       Bonus. Employee shall receive a bonus in the sum of One Hundred Thousand ($100,000) dollars promptly following the date on which Company’s underwritten public offering of its common stock closes

3.5       Expenses. Any expenses incurred by Employee at the request of the Company shall be reimbursed by the Company subject to receipt by the Company of appropriate detailed documentation

3.6       Payroll Practices. All compensation hereunder shall be in accordance with the Company’s normal payroll practices as they relate to time and frequency of payments and payroll deductions. Payments of salary, incentive bonus and other compensation will be subject to all applicable taxes and other withholdings.

3.7       New Agreement. Promptly following the date on which Company’s underwritten public offering of its common stock closes, the Company shall negotiate a new employment agreement with Employee on terms and conditions reasonably consistent with the terms and conditions prevailing in the market for similar positions and similar industries and for similar sized companies, as determined by the Executive Chairman, the Compensation Committee of the Board and in consultation with the Company’s compensation consultants, and such agreement will be effective on the date as agreed upon the parties.

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Section 4.          Proprietary Rights. Employee acknowledges and agrees that Employee has no right to or interest in the work, product, documents, reports or other materials created by Employee specifically in connection with rendering strategic advisory services performed hereunder, nor any right to or interest in any copyright therein. Company shall be deemed sole and exclusive owner of all rights, title and interest in the work product, deliverables (tangible or intangible), and other results and proceeds of Employee’s services to the Company, including all intellectual property rights (collectively, the “Materials”). In the event that it should be determined that any elements or components of the Materials are not deemed to be a work for hire, or that Employee is deemed to retain any rights in the Materials by operation of law, Employee will and hereby does assign, convey and transfer to Company (or its licensor, where applicable) all rights that Employee possesses or may possess in the Materials. Employee also hereby waives any rights of paternity, attribution, integrity and other similarly afforded moral rights it may have in the Materials to the extent such rights may not be assigned under any applicable laws. At Company’s direction and expense, Employee will take such steps, and execute and deliver such documents, as Company deems reasonably necessary to enable Company (or its licensor, where applicable) to perfect and record its rights in the Materials. In addition, Employee hereby irrevocably appoints Company as Employee’s attorney-in-fact for the purpose of executing any assignments of rights regarding the Materials. This Section 5 shall apply to the Materials from the moment of creation, development and/or performance by Employee notwithstanding the fact that Company may not have yet approved the Material and/or any dispute over payment between the parties.

Section 5.          Non-Compete. During the Term of this Agreement, Employee shall not (except with the Company’s prior written consent) be employed or render services for any entity other than Company or directly or indirectly engage in any activities that are competitive with or detrimental to any business conducted by Company.

Section 6.          Confidentiality.

6.1       Confidential Information Defined. The Company may disclose to Employee non-public information to further the performance of this Agreement. “Confidential Information” means all information (written or oral) disclosed by the Company to Employee, including, but not limited to, technical, financial and business information relating to the Company’s products, services, processes, profit or margin information, finances, customers, suppliers, partners, marketing, and future business plans. Employee will not, either during or subsequent to the term of this Agreement, directly or indirectly divulge to any unauthorized person any information designated as confidential by Company or that is known or should be known by Employee as being confidential; nor will Employee disclose to anyone other than a Company employee or use in any way other than in the course of the performance of this Agreement any information regarding Company, including Company’s platforms, technologies, research and development, designs, products, services, finances, marketing plans, and other information not known to the general public, whether acquired or developed by Employee during his performance of this Agreement or obtained from Company employees; nor will Employee, either during or subsequent to the term of this Agreement, directly or indirectly disclose or publish any such information without prior written authorization from Company to do so. Employee acknowledges and agrees that all of the foregoing information is proprietary to Company, that such information is a valuable and unique asset of Company, and that disclosure of such information to third parties or unauthorized use of such information would cause substantial and irreparable injury to Company’s ongoing business for which there would be no adequate remedy at law. Accordingly, in the event of any breach or attempted or threatened breach of any of the terms of this Section 7, Employee agrees that Company shall be entitled to injunctive and other equitable relief without need of posting a bond, and without limiting the applicability of any other remedies.

6.2       Survival. All Confidential Information shall remain the sole property of the Company, and Employee shall have no rights to the Confidential Information. The obligations of Employee under this Section 6 shall survive the termination of this Agreement.

6.3       Return of Information. At any time during the term of this Agreement or after the expiration of this Agreement, upon written request by the Company, Employee shall return within five (5) business days all originals and copies thereof of any and all Confidential Information. Employee will return to Company any Company property that has come into Employee’s possession during the term of this Agreement, when and as requested to do so by Company and in all events upon termination of Employee’s engagement hereunder. Employee will not remove any Company property from Company premises without written authorization from Company. The product of all work performed under this Agreement, including reports, drawings, computer programs and designs shall be the property of Company, and Company shall have the sole right to use, sell, license, publish or otherwise disseminate or transfer rights in such work product.

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6.4       Exceptions.         Notwithstanding the other provisions of this Agreement, nothing received by Employee shall be considered to be Confidential Information of the Company, if (a) it has been rightfully received by Employee from a third party without confidentiality limitations; (b) it was known to Employee prior to his first receipt thereof, as shown by files or other back-up documentation existing at the time of initial disclosure; or (c) it is required to be disclosed in the context of any administrative or judicial proceeding, provided that prior written notice of such required disclosure and an opportunity to oppose or limit disclosure is given to the Company.

Section 7.          Representations and Warranties. Employee represents and warrants that (a) to the best of Employee’s knowledge, the Materials will not infringe upon the Intellectual Property Rights or other rights of any person or entity; (b) Employee is and at all times will remain possessed of all rights necessary to enter into and fully perform all of Employee’s obligations under this Agreement; (c) Employee possesses the requisite skill and experience necessary to fully perform all of Employee’s obligations under this Agreement; (d) Employee’s entering into and fulfilling the obligations of this Agreement does not and will not infringe on the rights of any person or entity and will not violate the terms of any agreement or instrument; and (e) Employee will diligently, in good faith and competently perform all services set forth herein. Employee hereby agrees to indemnify and hold the Company and its other Indemnitees harmless for all Claims arising directly or indirectly from or as a result of Employee’s breach of this Agreement or any of his obligations, agreements or covenants included herein or representations or warranties made herein.

Section 8.          Indemnification. Each party (each an “Indemnitor”) agrees to indemnify, defend and hold harmless the other party and its members, managers, officers, directors, shareholders, agents, employees, representatives and their respective successors and assigns (collectively, the “Indemnitee”) from and against all liabilities, claims, actions, losses, obligations, costs, expenses or damages (including, but not limited to, reasonable attorneys’ fees) (collectively, “Claims”) arising out of or relating to any third party claim alleging: (i) any breach of any terms, conditions, representations or warranties made by, or obligation of, the Indemnitor in this Agreement, or (ii) property damage or personal injury caused by the gross negligence, fraud or willful act or omissions of the Indemnitor, or its employees, agents, officers, or directors or (iii) unauthorized or illegal acts or omissions by the Indemnitor, or its employees, agents, officers or directors.

Section 9.          Miscellaneous.

9.1       Notices. Any notice or other document to be given hereunder by any party hereto to any other party hereto shall be in writing and delivered in person or by courier, electronically by facsimile or sent by any express mail service, postage or fees prepaid at the following addresses:

If to Employee, to:	If to the Company, to:

Jerome Gold	Loton, Corp.
5211 Yarmouth Ave, Unit 16	269 S. Beverly Drive - #1450
Encino, CA 91316	Beverly Hills, CA 90212
jerry@livexlive.com	rob@livexlive.com
Attention: Rob Ellin, Executive Chairman
& President

or at such other address or number for a party as shall be specified by like notice. Any notice which is delivered in the manner provided herein shall be deemed to have been duly given to the party to whom it is directed (a) on the day when personally served, including delivery by express mail and overnight courier, and (b) on the business day of confirmed transmission by telecommunications device.

9.2       Entire Agreement. This Agreement is intended by the parties hereto to be the final expression of their agreement with respect to the subject matter hereof and is the complete and exclusive statement of the terms thereof. This Agreement supersedes and terminates all prior agreements, arrangements and understandings between or among the Company and Employee with respect to the subject matter hereof.

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9.3       Amendment; Waiver. This Agreement may not be modified, amended or waived in any manner except by an instrument in writing signed by both parties hereto. The waiver by either party of compliance with any provision of this Agreement by the other party shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by such party of a provision of this Agreement.

9.4       Governing Law. This Agreement shall be deemed to be made in, and in all respects shall be interpreted, construed, and governed by and in accordance with, the laws of the State of California.

9.5       Scope of Agreement.         This Agreement shall bind and inure to the benefit of the Company and its successors and assigns and of Employee and its successors.

9.6       No Conflicts. Employee represents and warrants to the Company that, at all times during the term of this Agreement, Employee’s performance of the services contemplated by this Agreement shall not conflict with any agreement, commitment or obligation on the part of Employee to any employer or other third party.

9.7       Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the day and year first written above.

LOTON, CORP.

By:	/s/ Robert Ellin
Name: Robert Ellin
Title: Executive Chairman & President

EMPLOYEE:

By:	/s/ Jerome Gold
Name: Jerome Gold

Dated: May 1, 2017

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